As filed with the Securities and Exchange Commission on October 28, 2008
Registration No. 333-148754

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Post Effective Amendment No. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XTL BIOPHARMACEUTICALS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	98-0487467
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

711 Executive Blvd., Suite Q
Valley Cottage, New York 10989
Tel: (845) 267-0707
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ron Bentsur
Chief Executive Officer
711 Executive Blvd., Suite Q
Valley Cottage, NY 10989
Tel: (845) 267-0707
Fax: (845) 267-0926
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

The Commission is requested to send copies of all communications to:

Mark F. McElreath, Esq.
Alston & Bird LLP
90 Park Avenue
New York, New York 10016-1387
Telephone: (212) 210-9595
Facsimile: (212) 922-3995

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

REOFFER PROSPECTUS

XTL Biopharmaceuticals Ltd.

9,250,000
Ordinary Shares

This prospectus relates to the resale of up to 9,250,000 ordinary shares that the Selling Shareholder named in this prospectus may offer from time to time.

The registration of these shares does not necessarily mean the Selling Shareholder will offer or sell all or any of these ordinary shares. We will not receive any proceeds from the sales of any ordinary shares by the Selling Shareholder, but will incur expenses in connection with the registration of these ordinary shares.

The Selling Shareholder from time to time may offer and resell the ordinary shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. Each of the Selling Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the ordinary shares to be made directly or through agents.

Our ordinary shares are traded in the form of American Depository Receipts, or ADRs, evidencing American Depository Shares, or ADSs, on the Nasdaq Capital Market under the symbol “XTLB.” Each ADR represents ten ordinary shares. Our ordinary shares are traded on the Tel Aviv Stock Exchange under the symbol “XTL.” On October 27, 2008, the closing price of our ADRs as reported on the Nasdaq Capital Market was $2.35 per ADR, and the closing price of our ordinary shares as reported on the Tel Aviv Stock Exchange was NIS 0.874 per ordinary share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of our Annual Report on Form 20-F for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2008

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission, or SEC, on October 28, 2008. By using this prospectus, our Selling Shareholder may sell their securities, as described in this prospectus, from time to time in one or more offerings. The Selling Shareholder may use the prospectus to offer and sell securities described in this prospectus. Before purchasing any securities, you should carefully read both this prospectus, together with the additional information incorporated into this prospectus or described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.xtlbio.com. Our stock is quoted on the Nasdaq Capital Market under the symbol “XTLB.”

We are “incorporating by reference” into this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on March 27, 2008;

•
our current reports on Form 6-K filed with the SEC on May 28, 2008, June 30, 2008, August 5, 2008, August 14, 2008 (Film No. 081018968, Film No. 081019092 and Film No. 081020491), August 15, 2008, August 28, 2008, October 7, 2008, October 10, 2008 and October 24, 2008;

•	all future annual reports on Form 20-F; and

•
any future reports on Form 6-K that we so indicate are incorporated by reference, that we may file with or furnish to the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all the securities offered by this prospectus are sold.

Information contained in this prospectus updates, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: 711 Executive Blvd., Valley Cottage, New York 10989, or by calling (845) 267-0707.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed under “Risks Factors” in our Annual Report on Form 20-F, as well as factors which may be identified from time to time in our other filings with the SEC, or in the documents where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we assume no responsibility for updating any forward-looking statements.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our annual report on form 20-F for the year ended December 31, 2007, and that may be contained in any filing we make with the SEC or any applicable prospectus supplement or other offering material, in addition to the other information contained in this prospectus, or incorporated by reference herein, before purchasing any of our securities. The section “Risk Factors” contained in our Annual Report on form 20-F for the year ended December 31, 2007 is incorporated herein by reference.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to invest in our ordinary shares. You should read this entire prospectus carefully, especially the section entitled “Risk Factors”. Unless the context requires otherwise, references in this prospectus to “XTLbio,” the “Company,” “we,” “us” and “our” refer to XTL Biopharmaceuticals Ltd. and our wholly-owned subsidiaries, XTL Biopharmaceuticals, Inc. and XTL Development, Inc. All references herein to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

XTL BIOPHARMACEUTICALS LTD.

We are a biopharmaceutical company engaged in the development of therapeutics for the treatment of diabetic neuropathic pain and HCV. We are developing Bicifadine, a triple reuptake inhibitor of serotonin, norepinephrine and dopamine, which is currently in a Phase 2b study for the treatment of diabetic neuropathic pain. We have out-licensed our novel pre-clinical HCV small molecule inhibitor program.

Our ADRs are quoted on the Nasdaq Capital Market under the symbol “XTLB.” Our ordinary shares are traded on the Tel Aviv Stock Exchange under the symbol “XTL.” We operate under the laws of the State of Israel, under the Israeli Companies Act, and in the US, we operate subject to the Securities Act, the Exchange Act and the regulations of the Nasdaq Capital Market.

Our principal offices are located at 711 Executive Blvd., Suite Q, Valley Cottage, New York 10989, and our telephone number is (845) 267-0707. The principal offices of XTL Biopharmaceuticals, Inc., our wholly-owned US subsidiary and agent for service of process in the US, are also located at 711 Executive Blvd., Suite Q, Valley Cottage, New York 10989, and its telephone number is (845) 267-0707. Our primary internet address is www.xtlbio.com. None of the information on our website is incorporated by reference into this prospectus.

THE OFFERING

Securities Offered Hereby	9,250,000 Ordinary Shares, par value NIS 0.02 per ordinary share
Use of Proceeds	We will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholder.
Nasdaq Capital Market Symbol for ADRs	XTLB

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2008.

You should read this table in conjunction with our consolidated financial statements and related notes included in our most recent Annual Report on Form 20-F.

(In thousands, except per share amounts)	As of June 30, 2008 (unaudited)
Cash, cash equivalents and short-term bank deposits	$8,288
Shareholders’ equity:
Ordinary shares of NIS 0.02 par value (500,000,000 authorized as of June 30, 2008; 292,805,326 issued and outstanding as of June 30, 2008)	1,445
Additional paid in capital	148,277
Deficit accumulated during development stage	(146,977)
Total shareholders’ equity	2,745
Total capitalization	$2,745

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholder.

SELLING SHAREHOLDER

The Selling Shareholder may, from time to time, offer and sell pursuant to this prospectus any or all of the ordinary shares. When we refer to the “Selling Shareholder” in this prospectus, we mean those persons specifically identified in the table below.

The table below sets forth the name of each Selling Shareholder and the number of ordinary shares that each Selling Shareholder may offer pursuant to this prospectus, from time to time, as of October 28, 2008. The information presented regarding the Selling Shareholder has been made available to us by the Selling Shareholder.

Because the Selling Shareholder may offer all, some or none of their ordinary shares pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these ordinary shares, no definitive estimate can be given as to the amount of ordinary shares that will be held by the Selling Shareholder after completion of the offering to which this prospectus relates. The following table has been prepared assuming that the Selling Shareholder sell all of the ordinary shares beneficially owned by them that have been registered by us and do not acquire any additional ordinary shares. We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of their ordinary shares. In addition, the Selling Shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Information concerning the Selling Shareholder may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Selling Shareholder	Ordinary Shares Beneficially Owned Before Resale	Ordinary Shares Offered by this Prospectus	Ordinary Shares Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale
Three Jems I, LLC (1)	9,250,000	9,250,000	0	*

(1) The ordinary shares to be registered include 9,250,000 ordinary shares to be issued upon the exercise of outstanding options originally issued on December 26, 2007, to Michael S. Weiss, the Chairman of the Board of Directors of the Company. On December 30, 2007, the options were transferred to Three Jems I, LLC. Mr. Weiss has neither voting nor investment control over the options held by Three Jems I, LLC, and therefore disclaims beneficial ownership of such options.

DESCRIPTION OF SHARE CAPITAL

Share Capital

As of December 31, 2002, we had 300,000,000 ordinary shares, par value NIS 0.02, authorized and 111,165,364 ordinary shares issued and outstanding. Since such date and through June 30, 2008, we have issued an aggregate of 5,164,120 ordinary shares upon the exercise of options. In addition, in August 2004, we issued 56,009,732 ordinary shares pursuant to a placing and open offer for new ordinary shares on the London Stock Exchange, in September 2005, we issued 1,314,420 ordinary shares pursuant to a license agreement and an asset purchase agreement with VivoQuest Inc., in May 2006, we issued 46,666,670 ordinary shares pursuant to a private placement, and in November 2007, we issued 72,485,020 ordinary shares pursuant to a private placement.

As of June 30, 2008 we had 500,000,000 ordinary shares, par value NIS 0.02, authorized and 292,805,326 ordinary shares issued and outstanding, respectively. All of the outstanding shares are issued and fully paid.

As of June 30, 2008, an additional 52,436,413 options and warrants were issuable upon the exercise of outstanding options and warrants to purchase our ordinary shares. The exercise price of the options and warrants outstanding is between $0.106 and $2.11 per share.

DESCRIPTION OF AMERICAN DEPOSITORY RECEIPTS

American Depository Shares

One ADR represents an ownership interest in ten of our ordinary shares. Each ADR also represents securities, cash or other property deposited with The Bank of New York Mellon but not distributed to ADR holders. The Bank of New York Mellon’s Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286, U.S.A. Their principal executive office is located at One Wall Street, New York, NY 10286, U.S.A.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because The Bank of New York Mellon will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York Mellon are set out in a deposit agreement among us, The Bank of New York Mellon and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law.

The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADR. Directions on how to obtain copies of these are provided in the section entitled “Where You Can Find More Information.”

Share Dividends and Other Distributions

The Bank of New York Mellon has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

Cash. The Bank of New York Mellon will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any approval from any government or agency thereof is needed and cannot be obtained, the agreement allows The Bank of New York Mellon to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for the interest.

Before making a distribution, any withholding taxes that must be paid under U.S. law will be deducted. See “Taxation—United States Federal Income Tax Considerations—Taxation of Dividends Paid On Ordinary Shares.” The Bank of New York Mellon will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York Mellon cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The Bank of New York Mellon may distribute new ADRs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York Mellon will only distribute whole ADRs. It will sell shares which would require it to use a fractional ADR and distribute the net proceeds in the same way as it does with cash. If The Bank of New York Mellon does not distribute additional ADRs, each ADR will also represent the new shares.

Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York Mellon may make these rights available to you. We must first instruct The Bank of New York Mellon to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York Mellon decides it is practical to sell the rights, The Bank of New York Mellon will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York Mellon may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If The Bank of New York Mellon makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York Mellon will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the U.S. In this case, The Bank of New York Mellon may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

Other Distributions. The Bank of New York Mellon will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York Mellon has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

The Bank of New York Mellon is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Bank of New York Mellon will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees. The Bank of New York Mellon will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

You may turn in your ADRs at The Bank of New York Mellon’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York Mellon will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of the custodian; or, at your request, risk and expense, The Bank of New York Mellon will deliver the deposited securities at its office.

Voting Rights

You may instruct The Bank of New York Mellon to vote the shares underlying your ADRs but only if we ask The Bank of New York Mellon to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, The Bank of New York Mellon will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York Mellon to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York Mellon must receive them on or before the date specified. The Bank of New York Mellon will try, as far as practical, subject to Israeli law and the provisions of our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York Mellon will only vote or attempt to vote as you instruct. However, if The Bank of New York Mellon does not receive your voting instructions, it will deem you to have instructed it to give a discretionary proxy to vote the shares underlying your ADRs to a person designated by us provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform The Bank of New York Mellon that (x) we do not wish such proxy given, (y) substantial opposition exists, (z) such matter materially affects the rights of the holders of the shares underlying the ADRs.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York Mellon to vote your shares. In addition, The Bank of New York Mellon and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Rights of Non-Israeli Shareholders to Vote

Our ADSs may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ADSs by non-residents of Israel are not restricted in any way by our Articles of Association or by the laws of the State of Israel.

Fees and Expenses

ADR holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property. Each cancellation of an ADS, including if the agreement terminates.
$0.02 (or less) per ADS	Any cash payment.

Registration or Transfer Fees	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of The Bank of New York Mellon or its agent when you deposit or withdraw shares.
Expenses of The Bank of New York Mellon	Conversion of foreign currency to U.S. dollars. Cable, telex and facsimile transmission expenses. Servicing of shares or deposited securities.

$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	Depositary services.
Taxes and other governmental charges	As necessary The Bank of New York Mellon or the Custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes.
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The Bank of New York Mellon may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our shares;
The cash, shares or other securities received by The Bank of New York Mellon will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities. The Bank of New York Mellon may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs, identifying the new deposited securities.

Reclassify, split up or consolidate any of the deposited securities;
Distribute securities on the shares that are not distributed to you; or

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action.

Amendment and Termination

We may agree with The Bank of New York Mellon to amend the agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADR holders, it will only become effective thirty days after The Bank of New York Mellon notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the agreement is amended.

The Bank of New York Mellon will terminate the agreement if we ask it to do so. The Bank of New York Mellon may also terminate the agreement if The Bank of New York Mellon has told us that it would like to resign and we have not appointed a new depositary bank within ninety days. In both cases, The Bank of New York Mellon must notify you at least ninety days before termination.

After termination, The Bank of New York Mellon and its agents will be required to do only the following under the agreement: (1) advise you that the agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADRs. After termination, The Bank of New York Mellon will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York Mellon will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York Mellon’s only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York Mellon.

Limitations on Obligations and Liability to ADR Holders

The agreement expressly limits our obligations and the obligations of The Bank of New York Mellon, and it limits our liability and the liability of The Bank of New York Mellon. We and The Bank of New York Mellon:

•	are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either exercises discretion permitted under the agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the agreement, we and The Bank of New York Mellon agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before The Bank of New York Mellon will issue or register transfer of an ADR, make a distribution on an ADR, or make a withdrawal of shares, The Bank of New York Mellon may require payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the:

•	transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The Bank of New York Mellon may refuse to deliver, transfer, or register transfers of ADRs generally when the books of The Bank of New York Mellon or our books are closed, or at any time if The Bank of New York Mellon or we think it advisable to do so. You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•
 when temporary delays arise because: (1) The Bank of New York Mellon or we have closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the shares; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the agreement.

Pre-Release of ADRs

In certain circumstances, subject to the provisions of the agreement, The Bank of New York Mellon may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York Mellon may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York Mellon. The Bank of New York Mellon may receive ADRs instead of shares to close out a pre-release. The Bank of New York Mellon may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York Mellon in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York Mellon considers appropriate; and (3) The Bank of New York Mellon must be able to close out the pre-release on not more than five business days’ notice. In addition, The Bank of New York Mellon will limit the number of ADRs that may be outstanding at any time as a result of prerelease, although The Bank of New York Mellon may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection of Books of the Depositary

Under the terms of the agreement, holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than either our business or a matter related to the deposit agreement or ADRs.

Book-Entry Only Issuance - The Depository Trust Company

The Depository Trust Company, or DTC, New York, New York, will act as securities depository for the ADRs. The ADRs will be represented by one global security that will be deposited with and registered in the name of Cede & Co. (DTC’s partnership nominee), or such other name as may be requested by an authorized representative of DTC. This means that we will not issue certificates to you for the ADRs. One global security will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADRs. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act . DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is, in turn, owned by a number of DTC’s direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase ADRs through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the ADRs on DTC’s records. Since you actually own the ADRs, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the ADRs. DTC’s records only show the identity of the direct participants and the amount of ADRs held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee, and we will treat DTC’s nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the ADRs held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

ADRs represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the ADRs to be represented by a global security.

If the book-entry only system is discontinued, the transfer agent will keep the registration books for the ADRs at its corporate office.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF ORDINARY SHARES

This prospectus contains summary descriptions of our ordinary shares that our Selling Shareholder may offer from time to time.

Rights Attached to Ordinary Shares

Our authorized share capital consists of 500,000,000 ordinary shares, par value NIS 0.02 per share.

Holders of ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of assets after satisfaction of liabilities to creditors. No preferred shares are currently authorized. All outstanding ordinary shares are validly issued and fully paid.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association unless the transfer is restricted or prohibited by another instrument or applicable securities laws.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.

This right may be affected by the grant of preferential dividend or distribution rights, to the holders of a class of shares with preferential rights that may be authorized in the future. Under the Israeli Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company's articles of association require otherwise. Our Articles provide that the Board of Directors may declare and distribute dividends without the approval of the shareholders.

Annual and Extraordinary General Meetings

We must hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the Board of Directors, upon at least 21 days’ prior notice to our shareholders to which we need to add additional three days for notices sent outside of Israel. A special meeting may be convened by request of two directors, 25% of the directors then in office, one or more shareholders holding at least 5% of our issued share capital and at least 1% of our issued voting rights, or one or more shareholders holding at least 5% of our issued voting rights. Notice of a general meeting must set forth the date, time and place of the meeting. Such notice must be given at least 21 days but not more than 45 days prior to the general meeting. The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least one-third of the voting rights in the company. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (with no need for any notice to the shareholders) or until such other later time if such time is specified in the original notice convening the general meeting, or if we serve notice to the shareholders no less than seven days before the date fixed for the adjourned meeting. If at an adjourned meeting there is no quorum present half an hour after the time set for the meeting, any number participating in the meeting shall represent a quorum and shall be entitled to discuss the matters set down on the agenda for the original meeting. All shareholders who are registered in our registrar on the record date, or who will provide us with proof of ownership on that date as applicable to the relevant registered shareholder, are entitled to participate in a general meeting and may vote as described in “Voting Rights” and “Voting by Proxy and in Other Manners,” below.

Voting Rights

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting in which a quorum is present have the power to elect all of our directors, except the external directors whose election requires a special majority as described under the section entitled “Item 6. Directors, Senior Management and Employees - Board Practices - External and Independent Directors.”

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Under the Israeli Companies Law, unless otherwise provided in the Articles of Association or by applicable law, all resolutions of the shareholders require a simple majority. Our Articles of Association provide that all decisions may be made by a simple majority. See “-Approval of Certain Transactions” above for certain duties of shareholders towards the company.

Voting by Proxy and in Other Manners

Our Articles of Association enable a shareholder to appoint a proxy, who need not be a shareholder, to vote at any shareholders meeting. We require that the appointment of a proxy be in writing signed by the person making the appointment or by an attorney authorized for this purpose, and if the person making the appointment is a corporation, by a person or persons authorized to bind the corporation. In the document appointing a proxy, each shareholder may specify how the proxy should vote on any matter presented at a shareholders meeting. The document appointing the proxy shall be deposited in our offices or at such other address as shall be specified in the notice of the meeting not less than 48 hours before the time of the meeting at which the person specified in the appointment is due to vote.

The Israeli Companies Law and our Articles of Association do not permit resolutions of the shareholders to be adopted by way of written consent, for as long as our ordinary shares are publicly traded.

Limitations on the Rights to Own Securities

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except that nationals of countries which are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares.

Anti-Takeover Provisions under Israeli Law

The Israeli Companies Law permits merger transactions with the approval of each party’s board of directors and shareholders. In accordance with the Israeli Companies Law, a merger may be approved at a shareholders meeting by a majority of the voting power represented at the meeting, in person or by proxy, and voting on that resolution. In determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or means of appointing the board of directors of the other party to the merger, or the relatives or companies controlled by these persons, are excluded from the vote.

Under the Israeli Companies Law, a merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until at least 30 days have passed from the time the merger was approved in a general meeting of each of the merging companies, and at least 50 days have passed from the time that a merger proposal was filed with the Israeli Registrar of Companies.

Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of such acquisition, the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another shareholder with 25% or greater shares in the company. Similarly, Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser's shareholdings would entitle the purchaser to over 45% of the shares in the company, unless there is a shareholder with 45% or more of the shares in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received the approval of the company’s shareholders; (2) was from a 25% or greater shareholder of the company which resulted in the purchaser becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Israeli Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading external of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange or which the shares are traded, either:

•	there is a limitation on acquisition of any level of control of the company; or

•	the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

The Israeli Companies Law provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder holds more than 90% of the outstanding shares. If, as a result of an acquisition of shares, the purchaser will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If less than 5% of the outstanding shares are not tendered in the tender offer, all the shares that the purchaser offered to purchase will be transferred to it. The Israeli Companies Law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If more than 5% of the outstanding shares are not tendered in the tender offer, then the purchaser may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares of the company. Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does US tax law. These laws may have the effect of delaying or deterring a change in control of us, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for our securities.

Rights of Shareholders

Under the Israeli Companies Law, our shareholders have the right to inspect certain documents and registers including the minutes of general meetings, the register of shareholders and the register of substantial shareholders, any document held by us that relates to an act or transaction requiring the consent of the general meeting as stated above under “-Approval of Certain Transactions,” our Articles of Association and our financial statements, and any other document which we are required to file under the Israeli Companies Law or under any law with the Registrar of Companies or the Israeli Securities Authority, and is available for public inspection at the Registrar of Companies or the Securities Authority, as the case may be.

If the document required for inspection by one of our shareholders relates to an act or transaction requiring the consent of the general meeting as stated above, we may refuse the request of the shareholder if in our opinion the request was not made in good faith, the documents requested contain a commercial secret or a patent, or disclosure of the documents could prejudice our good in some other way.

The Israeli Companies Law provides that with the approval of the court any of our shareholders or directors may file a derivative action on our behalf if the court finds the action is a priori, to our benefit, and the person demanding the action is acting in good faith. The demand to take action can be filed with the court only after it is serviced to us, and we decline or omit to act in accordance to this demand.

Enforceability of Civil Liabilities

We are incorporated in Israel and some of our directors and officers and the Israeli experts named in this report reside outside the US. Service of process upon them may be difficult to effect within the US. Furthermore, because substantially all of our assets, and those of our non-US directors and officers and the Israeli experts named herein, are located outside the US, any judgment obtained in the US against us or any of these persons may not be collectible within the US.

We have been informed by our legal counsel in Israel, Kantor & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act, pursuant to original actions instituted in Israel. However, subject to particular time limitations, executory judgments of a US court for monetary damages in civil matters may be enforced by an Israeli court, provided that:

•
the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and the court had authority according to the rules of private international law currently prevailing in Israel;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment is not contrary to the law, public policy, security or sovereignty of the State of Israel and its enforcement is not contrary to the laws governing enforcement of judgments;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed XTL Biopharmaceuticals, Inc., our US subsidiary, as our agent to receive service of process in any action against us in any US federal court or the courts of the State of New York.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange for the foreign currency published on the day before date of payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily may be linked to Israel’s consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rates.

PLAN OF DISTRIBUTION

The Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales created after the date of the private placement;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per ADR;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholder may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholder may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus.

The Selling Shareholder also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the shares.

We are required to pay all fees and expenses that we incur incident to the registration of the shares. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

INDEMNIFICATION FOR LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Our legal advisers are Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, United States of America, and Kantor & Co., Oz House, 14 Abba Hilel Silver (12th Floor), Ramat Gan 52506, State of Israel.

EXPERTS

The consolidated financial statements of XTL Biopharmaceuticals Ltd. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and for the period from March 9, 1993 (inception) to December 31, 2007 included in this prospectus on Form S-8 POS have been so included in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., an independent registered public accounting firm, Trade Tower, 25 Hamered Street, Tel Aviv 68125, Israel, except with respect to the period from March 9, 1993 to December 31, 2000 which is included in reliance on the report of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm, KPMG Millennium Tower, 17 Ha’arba’a Street, Tel Aviv, 64739, Israel, which reports are incorporated by reference herein and upon the authority of said firms as experts in auditing and accounting.

PROSPECTUS
October 28, 2008

9,250,000

Ordinary Shares

XTL Biopharmaceuticals Ltd.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Israeli law permits a company to insure an office holder in respect of liabilities incurred by him or her as a result of an act or omission in the capacity of an office holder for:

•	a breach of the office holder’s duty of care to the company or to another person;

•	a breach of the office holder’s fiduciary duty to the company, provided that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company; and

•	a financial liability imposed upon the office holder in favor of another person.

Moreover, a company can indemnify an office holder for any of the following obligations or expenses incurred in connection with the acts or omissions of such person in his or her capacity as an office holder:

•	monetary liability imposed upon him or her in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court; and

•
reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon him or her by a court, in a proceeding brought against him or her by or on behalf of the company or by a third party, or in a criminal action in which he or she was acquitted, or in a criminal action which does not require criminal intent in which he or she was convicted; furthermore, a company can, with a limited exception, exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

The Registrant’s Articles of Association allow for insurance, exculpation and indemnification of office holders to the fullest extent permitted by law. The Registrant has entered into indemnification, insurance and exculpation agreements with its directors and executive officers, following shareholder approval of these agreements. The Registrant has directors’ and officers’ liability insurance covering its officers and directors for a claim imposed upon them as a result of an action carried out while serving as an officer or director, for (a) the breach of duty of care towards the Registrant or towards another person, (b) the breach of fiduciary duty towards the Registrant, provided that the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm the Registrant’s interests, and (c) a monetary liability imposed upon him in favor of a third party.

ITEM 9. EXHIBITS.

Exhibit Number	Description
23.1	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., dated October 28, 2008.

23.2	Consent of Somekh Chaikin, a member firm of KPMG International, dated October 28, 2008.

ITEM 10. UNDERTAKINGS.

B. Subsequent Documents Incorporated By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

H. Indemnification of Officers, Directors and Controlling Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 28, 2008.

XTL Biopharmaceuticals Ltd.

By:	/s/ Ron Bentsur
Ron Bentsur Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post effective amendment to the registration statement has been signed by the following persons in the capacities indicated as of October 28, 2008.

Signatures	Title

/s/*	Chairman of the Board of Directors
Michael S. Weiss

/s/ Ron Bentsur	Chief Executive Officer
Ron Bentsur

/s/ Bill Kessler	Director of Finance
Bill Kessler	(principal financial and accounting officer)

/s/*	Non Executive Director
William J. Kennedy, Ph.D

Non Executive and External Director
Kenneth J. Zuerblis

/s/ Jennifer L. Good	Non Executive and External Director
Jennifer L. Good

/s/*	Non Executive Director
Ben Zion Weiner, Ph.D

/s/ Samuel H. Rudman	Non-Executive Director
Samuel H. Rudman

/s/ Ron Bentsur	Authorized U.S. Representative
Ron Bentsur

*	By:	/s/ Ron Bentsur
Ron Bentsur
Attorney-in-Fact

EXHIBIT INDEX
TO
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

23.1	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., dated October 28, 2008.

23.2	Consent of Somekh Chaikin, a member firm of KPMG International, dated October 28, 2008.